Exhibit 99.1
For Immediate Release
Contact:
Melissa Thompson
Vice President, Corporate Communications
(703) 387-3377
Interstate Hotels & Resorts Reports Strong Second-Quarter 2005 Results
Exceeds Guidance, Raises 2005 Earnings Guidance for Second Time
     ARLINGTON, Va., August 9, 2005—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results of operations for the second quarter ended June 30, 2005. The company exceeded its earnings guidance of May 5 and raised its 2005 full-year earnings guidance for the second time this year.
     For the 2005 second quarter, net income was $1.7 million, or $0.06 per diluted share, compared to net loss of $(2.7) million, or $(0.09) per diluted share, in the second quarter 2004. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), excluding non-recurring items, special charges and discontinued operations, was $7.9 million, up 23.6 percent from $6.4 million in the 2004 second quarter. Net income, excluding non-recurring items and special charges, was $2.6 million, or $0.09 per share, compared to net income of $1.3 million, or $0.04 per share, for the same period a year earlier.
     Second-quarter 2005 results for Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, exceeded the company’s upwardly revised guidance of $6.5 million to $7.5 million. Net income and earnings per share (EPS), both excluding non-recurring items, special charges and discontinued operations, exceeded the high end of the
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company’s guidance by $0.4 million and $0.02, respectively. Both hotel management and BridgeStreet operations contributed to the strong second-quarter results.
     Total revenue in the 2005 second quarter, excluding other revenue from managed properties (reimbursable costs), was $55.2 million, compared to $46.5 million in the 2004 second quarter. The company experienced revenue increases across all areas of business. The increase is primarily due to the February 2005 acquisition of the Hilton Concord hotel in San Francisco and strong performance from the BridgeStreet Corporate Housing Worldwide subsidiary, as well as higher management fee revenue resulting from a greater number of managed properties compared to the same period last year and favorable operating results across the company’s portfolio.
Hotel Operating Results
     Same-store revenue per available room (RevPAR) for all managed hotels, excluding those hotels affected by the hurricanes that struck Florida in the fall of 2004, improved 11.1 percent to $82.02, which is 0.6 percentage points above the high end of the company’s guidance, and 2.8 percentage points above the industry average of 8.3 percent, as reported by Smith Travel Research. Average daily rate (ADR) improved 8.6 percent to $110.34, while occupancy rose 2.3 percent to 74.3 percent.
     Same-store RevPAR for all full-service managed hotels, excluding those hotels affected by the hurricanes, rose 11.4 percent to $85.84. ADR improved 9.0 percent to $115.29, while occupancy advanced 2.3 percent to 74.5 percent.
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     Same-store RevPAR for all select-service managed hotels, excluding those hotels affected by the hurricanes, increased 9.1 percent to $64.64, led by a 6.5 percent improvement in ADR to $87.63 and a 2.4 percent increase in occupancy to 73.8 percent.
     “Interstate posted strong results for the second quarter,” said Thomas F. Hewitt, chief executive officer. “As the economy continues to strengthen, we have aggressively raised ADR without impacting occupancy. We believe the industry will continue to enjoy strong demand growth as business travel continues to increase, which should allow us to raise room rates for the remainder of the year.”
BridgeStreet Results Up Substantially
     The company’s BridgeStreet division reported substantially improved revenues and profitability over the prior year, led by strong results in four key markets: New York, London, Washington, D.C., and Chicago. BridgeStreet’s Smart Growth program, which was launched earlier this year and focuses on yield management and optimizing apartment rentals, positively impacted rate and occupancy, which rose 8.6 percent and 2.2 percent, respectively, for the second quarter.
     The division also has benefited from the strength and quality of its licensing program, which provides BridgeStreet with significantly enhanced distribution in more than 90 U.S. market statistical areas (MSAs). Following the close of the second quarter, one of BridgeStreet’s Global Partners added apartments to the program in Boca Raton, Ft. Lauderdale, South Miami Beach and Miami, Florida.
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     “BridgeStreet continues to gain strength this year,” Hewitt said. “We experienced improved rate and occupancy over the same quarter last year. As a result of our restructuring efforts in 2004, our BridgeStreet subsidiary is focused in a stronger mix of markets, allowing us to achieve increased profitability on a slightly smaller unit count.”
Acquisition and Divestment
     The company benefited from its first full quarter of ownership of the 329-room Hilton Concord in the East Bay area of San Francisco, Calif., acquired in February 2005. “We have determined that we now will own the hotel outright, rather than sell the property into a joint venture partially owned by Interstate,” Hewitt noted. The Hilton Concord exceeded the company’s pro forma results in the 2005 second quarter.
     During the second quarter, Interstate entered into an agreement to sell its Residence Inn Pittsburgh for $11 million. The transaction is expected to close in the third quarter. “We plan to use the proceeds to fund future acquisitions,” said J. William Richardson, chief financial officer. “Diversifying our earnings stream through hotel ownership remains a key growth strategy—either for our own account, like the Hilton Concord, or in joint ventures with other investors, like the 16 properties in which we currently own an interest.”
Key Financial Information
On June 30, 2005, Interstate had:
•	Total cash of $12.6 million

•	Total debt of $100.2 million, consisting of $75.5 million of senior debt, $19 million of mortgage debt, $5.7 million of other debt
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Outlook and Guidance
     “We remain optimistic about the outlook for our managed hotel portfolio and for the industry as a whole,” Richardson said. “With the addition of the Hilton Concord to our portfolio, continued aggressive growth in RevPAR, a projected modest increase in incentive fees and continued strength from BridgeStreet, we are raising our guidance for the second time this year.”
     The company provides the following range of estimates for the third quarter and full year 2005:
•	RevPAR is expected to improve 7.5 to 8.5 percent in the third quarter and 8.5 to 9.5 percent for the full year;

•	Net income of $1.3 million to $2.0 million for the third quarter and net income of $9.4 million to $10.9 million for the full year;

•	Net income per diluted share of $0.04 to $0.07 for the third quarter and net income per diluted share of $0.30 to $0.35 for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net income of $1.3 million to $2.0 million for the third quarter and net income of $10.8 million to $12.3 million for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net income per diluted share of $0.04 to $0.07 for the third quarter and net income per diluted share of $0.35 to $0.39 for the full year;
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•	Excluding non-recurring charges, special items and discontinued operations, Adjusted EBITDA of $6.1 million to $7.1 million for the third quarter and $32.5 million to $34.5 million for the full year.
     Interstate will hold a conference call to discuss its second-quarter results today, August 9, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Second-Quarter Conference Call. Interested parties also may listen to a replay of the conference call until midnight on Tuesday, August 16, 2005, by dialing (800) 405-2236, reference number 11034560. An archived webcast of the conference call will be posted on Interstate Hotels & Resorts’ Web site through September 9, 2005.
     Interstate Hotels & Resorts operates more than 300 hospitality properties with nearly 69,000 rooms in 41 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,700 corporate apartments located in 91 MSAs throughout the United States and internationally . For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules,
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that we believe are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
Adjusted EBITDA
     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their expected terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of Adjusted EBITDA is useful to management and to investors. Adjusted EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization, equity in earnings of affiliates, minority interests, gain on refinancing and discontinued operations. We believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. We also believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use Adjusted EBITDA as a measure.
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Adjusted EBITDA and Net Income, Excluding Non-recurring Items, Special Charges and Discontinued Operations
     We define Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, as Adjusted EBITDA excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items, special charges and discontinued operations include restructuring and severance expenses, asset impairments and write-offs, other non-cash charges, gains and losses on asset dispositions and the operating results of our discontinued operating units.
     Similarly, we define net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations as net income (loss), basic EPS and diluted EPS, without the effects of those same charges, transactions and expenses. We believe that Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations, are useful performance measures because including these non-recurring items, special charges and discontinued operations may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items, special charges and discontinued operations may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
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     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K as amended for the year ended December 31, 2004.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenue:
Lodging revenue	$4,234	$848	$6,796	$1,571
Management fees	16,353	14,968	30,352	28,646
Corporate housing	31,125	27,555	58,525	51,805
Other revenue	3,503	3,102	6,458	6,354

	55,215	46,473	102,131	88,376
Other revenue from managed properties (7)	229,407	194,334	433,704	373,874

Total revenue	284,622	240,807	535,835	462,250

Operating expenses by department:
Lodging expenses	2,818	508	4,768	972
Corporate housing	24,620	21,903	48,029	42,285
Undistributed operating expenses:
Administrative and general	19,896	17,684	37,927	35,202
Depreciation and amortization	2,271	2,338	4,511	4,733
Restructuring and severance expenses	96	3,312	2,119	3,439
Asset impairments and write-offs (4)	849	1,698	1,911	6,191

	50,550	47,443	99,265	92,822
Other expenses from managed properties (7)	229,407	194,334	433,704	373,874

Total operating expenses	279,957	241,777	532,969	466,696

OPERATING INCOME (LOSS)	4,665	(970)	2,866	(4,446)

Interest expense, net (5)	(2,089)	(1,568)	(5,883)	(3,290)
Equity in earnings (losses) of affiliates	350	(165)	3,192	(941)
Gain on sale of investments	—	—	385	—

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	2,926	(2,703)	560	(8,677)

Income tax (expense) benefit	(1,154)	1,385	(230)	3,939
Minority interest (expense) benefit	(29)	29	(11)	75

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,743	(1,289)	319	(4,663)

Loss from discontinued operations, net of tax (11)	—	(1,362)	—	(1,732)

NET INCOME (LOSS)	$1,743	$(2,651)	$319	$(6,395)

Basic earnings (loss) per share
Basic earnings (loss) per share from continuing operations	$0.06	$(0.04)	$0.01	$(0.15)
Basic earnings (loss) per share from discontinued operations	—	(0.05)	—	(0.06)

Basic earnings (loss) per share	$0.06	$(0.09)	$0.01	$(0.21)

Diluted earnings (loss) per share
Diluted earnings (loss) per share from continuing operations	$0.06	$(0.04)	$0.01	$(0.15)
Diluted earnings (loss) per share from discontinued operations	—	(0.05)	—	(0.06)

Diluted earnings (loss) per share	$0.06	$(0.09)	$0.01	$(0.21)

Weighted average number of common shares outstanding (in thousands):
Basic	30,716	30,587	30,686	30,328
Diluted (1)	30,993	30,587	30,980	30,328

	Three Months Ended June 30		Six Months Ended June 30
Reconciliations of Non-GAAP financial measures	2005	2004	2005	2004
Net Income (loss)	$1,743	$(2,651)	$319	$(6,395)
Adjustments:
Depreciation and amortization	2,271	2,338	4,511	4,733
Interest expense, net	2,089	1,568	5,883	3,290
Equity in (earnings) losses of affiliates	(350)	165	(3,192)	941
Discontinued operations (11)	—	1,362	—	1,732
Income tax expense (benefit)	1,154	(1,385)	230	(3,939)
Minority interest expense (benefit)	29	(29)	11	(75)

Adjusted EBITDA (2)	6,936	1,368	7,762	287
Restructuring expenses	96	3,312	2,119	3,439
Asset impairments and write-offs (4)	849	1,698	1,911	6,191
Gain on sale of investments	—	—	(385)	—

Adjusted EBITDA, excluding non-recurring items,special charges and discontinued operations (2)	$7,881	$6,378	$11,407	$9,917

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net Income (loss)	$1,743	$(2,651)	$319	$(6,395)
Adjustments to net income (loss):
Restructuring expenses	96	3,312	2,119	3,439
Asset impairments and write-offs (4)	849	1,698	1,911	6,191
Gain on sale of investments	—	—	(385)	—
Deferred financing costs write-offs (5)	—	—	1,847	—
Equity interest in the gain on sale of Hilton San Diego (8)	(549)	—	(4,202)	—
Equity interest in the loss on sale of Wyndham Milwaukee (10)	380	—	380	—
MIP deferred financing costs write-off (9)	—	—	295	—
Discontinued operations (11)	—	973	—	1,237
Minority interest expense (benefit)	(2)	(38)	(12)	(50)
Income tax rate adjustment (6)	126	(2,003)	(470)	(3,852)

Net income, excluding non-recurring items, special charges and discontinued operations (2)	$2,643	$1,291	$1,802	$570

Basic earnings per share, excluding non-recurring items, special charges and discontinued operations (2)	$0.09	$0.04	$0.06	$0.02

Diluted earnings per share, excluding non-recurring items, special charges and discontinued operations (2)	$0.09	$0.04	$0.06	$0.02

Weighted average number of common shares outstanding (in thousands):
Basic	30,716	30,587	30,686	30,328
Diluted (1)	30,993	30,774	30,993	30,539

Same-store hotel operating statistics (excluding 10 properties damaged in 2004 hurricanes):

Full-service hotels:
Occupancy	74.5%	72.8%	70.7%	69.7%
ADR	$115.29	$105.80	$113.31	$104.35
RevPAR	$85.84	$77.02	$80.15	$72.73

Select-service hotels:
Occupancy	73.8%	72.0%	69.5%	67.5%
ADR	$87.63	$82.26	$86.22	$81.30
RevPAR	$64.64	$59.26	$59.96	$54.86

Total:
Occupancy	74.3%	72.7%	$70.50	69.3%
ADR	$110.34	$101.61	$108.50	$100.32
RevPAR	$82.02	$73.84	$76.51	$69.52

	Forecast
	Three months
	ending	Year ending
	September 30,	December 31,
Outlook Reconciliation (3)	2005	2005
Net income	$1,700	$10,150
Depreciation and amortization	2,250	9,050
Interest expense, net (5)	1,750	9,350
Equity in (earnings) losses of affiliates	250	(2,700)
Minority interest expense (benefit)	—	150
Income tax expense (benefit)	650	3,900

Adjusted EBITDA (2)	6,600	29,900
Restructuring expenses	—	2,100
Asset impairments and write-offs (4)	—	1,900
Gain on sale of investments	—	(400)

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations (2)	$6,600	$33,500

Net income	$1,700	$10,150
Adjustments to net income:
Restructuring expenses	—	2,100
Asset impairments and write-offs (4)	—	1,900
Gain on sale of investments	—	(400)
Deferred financing costs write-offs (5)	—	1,850
Equity interest in the gain on sale of Hilton San Diego (8)	—	(4,200)
Equity interest in the loss on sale of Wyndham Milwaukee (10)	—	400
MIP deferred financing costs write-off (9)	—	300
Income Tax rate adjustment (6)	—	(550)

Net income, excluding non-recurring items, special charges and discontinued operations (2)	$1,700	$11,550

Income per diluted share, excluding non-recurring items, special charges and discontinued operations (2)	$0.05	$0.37

(1)	Diluted shares outstanding are calculated as the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under our stock incentive plans and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(2)	See discussion of Adjusted EBITDA, net income, basic and diluted earnings per share, excluding non-recurring items, special charges, and discontinued operations, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA, net income, and diluted EPS, all excluding non-recurring items, special charges and discontinued operations. Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA, net income, and diluted EPS, all excluding non-recurring items, special charges, and discontinued operations. In addition, we are currently evaluating the status of our $3.7 million non-recourse note with FelCor Hospitality which we made in connection with our joint venture with FelCor. As the properties in the joint venture are now in foreclosure we are reviewing the appropriate treatment and accounting period in accordance with GAAP to derecognize the note and related interest payable. Our outlook does not take the resulting gain from derecognizing the note into account as we would consider this item to be non-recurring in nature.

(4)	This amount is included in undistributed operating expenses and primarily represents write-offs of intangible costs associated with terminated management contracts and other terminated activities and other asset impairments.

(5)	For the first quarter of 2005, Interest expense, net, includes $1,847 of deferred financing fees written off in connection with the refinancing of our senior secured credit facility.

(6)	This amount represents an adjustment to recorded income tax expense to bring our overall effective tax rate to an estimated normalized rate of 28% in 2005 and 40% in 2004. This effective tax rate will differ from the effective tax rate reported in our historical statements of operations.

(7)	Other revenue from managed properties and other expenses from managed properties have been revised in the same amount for the second quarter 2004 for certain amounts previously included in error. This revision has no impact on EBITDA, net income or our balance sheet and cash flows.

(8)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the gain on the sale of the Hilton San Diego Gaslamp and retail space which was owned by one of our joint ventures.

(9)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(10)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the loss on sale of the Wyndham Milwaukee which was owned by one of our joint ventures.

(11)	In June 2004, we completed the disposal of BridgeStreet Canada, Inc., the owner of our corporate housing operation in Toronto. Accordingly, we have reclassified all transactions as discontinued operations for the three months and six months ended June 30, 2004, respectively.